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                                                                   EXHIBIT 10.1

                             FOURTH AMENDMENT TO THE
                             INVITROGEN CORPORATION
                             1997 STOCK OPTION PLAN


         Pursuant to Section 12 of the Invitrogen Corporation 1997 Stock Option Plan, as amended (the "Plan"), a new Section 3.3(j) is hereby added to the Plan, to state in its entirety as follows:

                  "(j) to delegate the power to grant Options to any Employee or Consultant who is not a Director, Insider, or other officer of the Company in an amount not to exceed options to purchase 25,000 shares of Stock (subject to adjustment to reflect changes in capital structure covered by Section 4.2 below); PROVIDED that any such grant shall be made only in accordance with a Stock Option Program or other program, plan, or procedure approved by the Board.